Exhibit 10.2

Form of Performance-Based Deferred Stock Award

THE TJX COMPANIES, INC.

PERFORMANCE-BASED DEFERRED STOCK AWARD

GRANTED UNDER STOCK INCENTIVE PLAN

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This certificate evidences an award (the “Award”) of performance-based deferred stock granted to the Grantee named below (“Grantee”) under the Stock Incentive Plan (the “Plan”) of The TJX Companies, Inc. (the “Company”). The Award is subject to the terms and conditions of the Plan, as from time to time in effect, the provisions of which are incorporated by reference in this certificate. Terms defined in the Plan are used in this certificate as so defined.

1.	Grantee:

2.	Number of Shares of Performance Based Deferred Stock:

3.	Date of Award:

4.	Performance Vesting Criteria:

5.	Change of Control. Upon the occurrence of a Change of Control, the Award, to the extent not then vested and not previously forfeited, shall immediately and automatically vest in full.

6.	Termination of Employment: In the event of the termination of the employment of the Grantee with the Company and its subsidiaries for any reason prior to [ ], the Award, to the extent not then vested and not previously forfeited (the “Outstanding Award”), shall immediately and automatically be forfeited[, except as follows:].

7.	Additional Forfeiture Conditions:

Form of Performance-Based Deferred Stock Award

8.

Delivery of Shares: As soon as practicable after the Award has vested as to any share under Section 4 or Section 5 above, but in no event later than the 15th day of the 3rd month following the close of the calendar year in which such vesting occurs or, if later, the close of the fiscal year of the Company in which such vesting occurs, the Company shall transfer to Grantee (or, if Grantee has died, to Grantee’s beneficiary) such share of Stock evidenced either by a stock certificate or by such other evidence of record ownership as the Company deems appropriate. Notwithstanding the foregoing, if Grantee’s right to any share of Stock subject to the Award vests in connection with a Change of Control, or has previously vested but such share of Stock has not yet been transferred prior to the Change of Control, the Company in its discretion, to the extent consistent with Section 409A of the Code and subject to such conditions as the Company may prescribe (including, where vesting has not yet occurred, a condition that the Stock be relinquished if the Change of Control does not occur), may transfer such share of Stock to Grantee sufficiently in advance of the Change of Control (but, for the avoidance of doubt, with respect to any share, the right to which has previously vested, no later than the date set forth in the immediately preceding sentence) to permit Grantee to participate in the Change of Control as a shareholder with respect to such share of Stock.

9.	No Dividend Rights: Subject to Section 14 below, the Grantee shall not be eligible to receive dividends in respect of the shares subject to this Award, unless and until such time as such shares are earned and delivered to the Grantee.

10.	No Voting Rights; Rights as Shareholder: The Award does not entitle Grantee to any rights as a shareholder with respect to any shares of Stock subject to the Award, unless and until such shares of Stock have been transferred to Grantee. The Grantee shall have no voting rights in respect of any shares subject to this Award, unless and until such time as such shares are earned and delivered.

11.	Unsecured Obligation; No Transfers: The award is unfunded and unsecured, and Grantee’s rights to any Stock or cash hereunder shall be no greater than those of an unsecured general creditor of the Company. The Award may not be assigned, transferred, pledged, hypothecated or otherwise disposed of, except for disposition at death as provided above.

12.	Section 409A: The Award and the Dividend Equivalent Payment, if any, described in Section 14 below are intended to constitute arrangements that qualify as a “short term deferrals” exempt from the requirements of Section 409A of the Code, and shall be construed accordingly.

13.	Withholding: Grantee (or beneficiary) shall, no later than the date on which any share of Stock is transferred to Grantee or beneficiary and as a condition to such transfer, pay to the Company in cash, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to this Award. If any taxes are required to be withheld prior to such transfer of such share of Stock (for example, upon the vesting of the right to receive such share), the Company may require Grantee or beneficiary to pay such taxes timely in cash by separate payment, may withhold the required taxes from other amounts payable to Grantee or Beneficiary, or may agree with Grantee or Beneficiary on other arrangements for the payment of such taxes, all as the Company determines in its discretion. Grantee shall be entitled to tender shares in satisfaction of minimum required tax withholding with respect to vesting under this Award.

14.	Dividend Equivalent Payment: Upon the vesting of the Award as to any share of Stock, Grantee shall be entitled to a cash payment by the Company in an amount equal to the amount that Grantee would have received, if any, as a regular cash dividend had he held such share of Stock from the date of the award to the date of vesting, less all applicable taxes and withholding obligations. Any such payment shall be paid, if at all, without interest and at the same time as the share of such Stock is to be transferred to Grantee under the first sentence of Section 8 above.

15.	Additional Country-Specific Terms:

Form of Performance-Based Deferred Stock Award

THE TJX COMPANIES, INC.

BY:

Agreed:

Date: